Exhibit 99.1

CEC ENTERTAINMENT, INC. AND LEO HOLDINGS CORP. ANNOUNCE TERMINATION OF BUSINESS COMBINATION AGREEMENT

IRVING, TEXAS & LONDON, UK – July 29, 2019 – Queso Holdings, Inc. (“Queso”), the parent company of CEC Entertainment, Inc. (“CEC” or the “Company”), a nationally recognized leader in family entertainment and dining, together with Queso’s controlling stockholder, an entity owned by funds managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) and Leo Holdings Corp. (NYSE: LHC) (“Leo”), a publicly traded special purpose acquisition company, jointly announced today the termination of their previously announced business combination agreement. The termination is effective immediately. In connection with the termination of the business combination agreement, the extraordinary general meeting of Leo’s shareholders scheduled to be held at 9:00 a.m. Eastern Time on July 30, 2019 has been cancelled.

About CEC Entertainment, Inc.

CEC Entertainment, Inc. is the nationally recognized leader in family dining and entertainment with both its Chuck E. Cheese and Peter Piper Pizza venues. As America’s #1 place for birthdays and the place Where A Kid Can Be A Kid®, Chuck E. Cheese’s goal is to create positive, lifelong memories for families through fun, play and delicious handmade pizza. With the first-of-its-kind gaming experience, All You Can Play, kids have access to play every game at Chuck E. Cheese, as many times as they want on any day, without any restrictions. Committed to providing a fun, safe environment, Chuck E. Cheese helps protect families through industry-leading programs such as Kid Check®. As a strong advocate for its local communities, Chuck E. Cheese has donated more than $16 million to schools through its fundraising programs and supports its new national charity partner, Boys and Girls Clubs of America. Peter Piper Pizza features dining, entertainment and carryout with a neighborhood pizzeria feel and “pizza made fresh, families made happy” culture. Peter Piper Pizza takes pride in delivering quality food and fun that reconnects family and friends. With a bold design and contemporary layout, an open kitchen revealing much of their handcrafted food preparation, the latest technology and games, and beer and wine for adults, Peter Piper Pizza restaurants appeal to parents and kids alike. As of June 30, 2019, the Company and its franchisees operated a system of 609 Chuck E. Cheese’s and 141 Peter Piper Pizza venues, with locations in 47 states and 14 foreign countries and territories. For more information, visit chuckecheese.com and peterpiperpizza.com.

About Leo Holdings, Corp.

Leo Holdings, Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

About Apollo Global Management, LLC

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $303 billion as of March 31, 2019 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

Contacts:

For CEC Entertainment, Inc.

Investors

Jim Howell

EVP & CFO

(972) 258-4525

jhowell@cecentertainment.com

Raphael Gross, ICR

(203) 682-8253

Raphael.Gross@icrinc.com

Media

Liz DiTrapano, ICR

(646) 277-1226

Liz.DiTrapano@icrinc.com

For Leo Holdings, Corp.

Investors

Sherif Guirgis

(310) 800-1005

guirgis@lioncapital.com